Exhibit 10.17

EXECUTIVE LIFE INSURANCE BONUS AGREEMENT

This Executive Life Insurance Bonus Agreement (the “Agreement”) is made and entered into as of __________, 20 ___, by and between__________ (“Executive”) and Media General, Inc. (“Company”).

RECITALS

A.

The Company will annually provide the Executive with special bonus compensation in recognition of the Executive’s ongoing valuable contribution to the success of the Company and as an inducement for the Executive’s continued employment in the future;

B.	The Company and the Executive desire to have the specifics of the annual bonus compensation and the criteria pursuant to which such compensation will be paid reduced to a written agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants set forth below, the Company and the Executive agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Agreement, unless otherwise clearly apparent from the context, the following phrases or items shall have the following indicated meanings:

(a)

“Actual Policy” shall mean the actual registered corporate variable universal life insurance product (policy number __________), issued by the Insurer and owned by the Executive or the Executive’s designee, for which the Company shall remit Premium to the Insurer on the Executive’s behalf and which shall reflect the Executive’s actual allocation of policy values.

(b)

“Base Compensation” shall mean: (i) the Executive’s annual base salary, excluding bonuses, commissions, overtime, director fees and other fees, paid to the Executive for employment services rendered to the Company, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of the Company. For purposes of determining the Executive’s Base Compensation for every year up to and including the year in which such Executive terminates or retires, the Base Compensation established for the Executive as of January 1 of that year shall be used. For any and all subsequent years (if any) covered by this Agreement, the Executive’s Base Compensation established for the Executive as of January 1 in the year in which the Executive terminates or retires shall be used.

(c)	“Cause” shall mean:

	(i)	the failure of the Executive to perform the Executive’s duties with the Company or an affiliated company (other than any such failure resulting from incapacity due to physical or mental illness),

	(ii)	the engaging by the Executive in illegal conduct or gross misconduct which is injurious to the Company,

	(iii)	conviction of an act of embezzlement or fraud against the Company, or a conviction of a felony or guilty or nolo contendere plea by the Employee with respect thereto, or

	(iv)	deliberate dishonesty of the Executive with respect to the Company or any of its affiliated companies.

(d)	“Effective Date”shall mean the date the Insurer issues the Executive’s Actual Policy.

(e)	“Bonus Compensation” shall mean the sum of the Premium, and a cash bonus computed in the manner described in Section 3.2.

(f)	“Insurer” shall mean Travelers Life Insurance Company and/or such other carrier(s) as the Company may, in its sole discretion, select for purposes of remitting Premium.

(g)

“Non-Compete Requirement” shall mean that an Executive shall not, without the written consent of the Company, directly or indirectly enter into or in any manner take part in any business, profession or other endeavor which shall be in competition with the business of the Company, either as an employee, agent, independent contractor, owner or otherwise in any state in which the Company is conducting business.

(h)

“Phantom Policy” shall be used solely for the purpose of computing the amount of Premium due to the Insurer for any given Policy Year, based upon the following assumptions: (i) the issue date, health “rating” of the insured, attained age of the insured and other similar underwriting attributes reflected in the Actual Policy shall also be reflected in the Phantom Policy; provided, however, in the event the Executive’s Actual Policy is a joint life policy, the Phantom Policy shall be deemed to be a single life policy insuring the life of the Executive; (ii) the Phantom Policy shall be funded with annual premiums over the premium payment period; (iii) the premium payment period shall commence upon the Effective Date and shall be assumed to continue until the Policy Year in which the Executive will attain age sixty-five (65), or actual termination in the event the Executive continues employment past age sixty-

five (65); (iv) the Phantom Policy shall be deemed to be the same registered corporate variable universal life insurance product as the Actual Policy; provided, however, in the event the Executive’s Actual Policy is a joint life policy, the Phantom Policy shall be deemed to be a single life policy insuring the life of the Executive; (v) any and all Premiums paid to the Insurer pursuant to this Agreement, for prior Policy Years, shall be deemed to be contributed to this Phantom Policy as of the date such Premiums are contributed to the Actual Policy; (vi) all Premiums and policy values shall be assumed to grow at a net crediting rate of 8.5% (before reduction for mortality and policy expenses but net of investment management fees) within the Phantom Policy (irrespective of the Executive’s allocation choices within the Actual Policy) and (vii) the Phantom Policy shall be funded, annually, with Premium based on all of the following benefit targets:

The first funding target shall be to provide a death benefit to the Executive equal to 300% of the sum of Base Compensation and Targeted Incentive Bonus.

The second funding target shall be to provide a death benefit to the Executive through his projected retirement age of sixty-five (65) equal to 300% of Projected Total Compensation.

The third funding target shall be to provide cash value, as the end of the premium payment period (described above), sufficient to sustain ongoing death benefit coverage equal to 150% of Projected Total Compensation.

Upon any actual termination of employment, which occurs before the term of this Agreement has been completed, pursuant to Section 4.1, other than termination due to Total Disability, the following benefit targets shall replace the three benefits targets above, however, all other assumptions described above with respect to the Phantom Policy, shall be applicable:

The first funding target shall be to provide a death benefit to the Executive through age sixty-five (65) equal to 150% of the sum of Base Compensation and Targeted Incentive Bonus.

The second funding target shall be to provide cash value, as the end of the premium payment period (described above), sufficient to sustain ongoing death benefit coverage equal to 150% of the sum of the Executive’s Base Compensation and Targeted Incentive Bonus.

Upon any actual termination of employment due to Total Disability which occurs before the term of this Agreement has been completed, pursuant to Section 4.1, the following benefit targets shall replace the three benefits targets above, however, all other assumptions described above with respect to the Phantom Policy, shall be applicable:

The first funding target shall be to provide a death benefit to the Executive through age fifty-five (55) equal to 300% of Base Compensation and Targeted Incentive Bonus.

The second funding target shall be to provide a death benefit to the Executive from age fifty-five (55) through age sixty-five (65) equal to 150% of the sum of Base Compensation and Targeted Incentive Bonus.

The third funding target shall be to provide cash value, as the end of the premium payment period (described above), sufficient to sustain ongoing death benefit coverage equal to 150% of Base Compensation and Targeted Incentive Bonus.

(i)	“Policy Year” shall mean the twelve (12) month period commencing on the Effective Date, and every twelve (12) month period commencing thereafter.

(j)	“Premium” shall mean the amount required to fund the Phantom Policy, for a given Policy Year, which shall be remitted to the Insurer on the Executive’s behalf, for the Actual Policy.

(k)

“Projected Total Compensation” shall be used solely for purposes of determining Premium payable by the Company with respect to the “Phantom Policy” and shall mean the amount of the Executive’s Base Compensation and Targeted Incentive Bonus projected to be earned by the Executive in each future year. For purposes of determining the annual Premium to be paid in connection with the “Phantom Policy”, each year the Executive’s Base Compensation and Targeted Incentive Bonus shall be measured as of January 1, and an annual escalation factor of nine and one-half percent (9.5%) shall be applied to such Base Compensation and Targeted Incentive Bonus, for the period remaining until age sixty-five (65). An increase in Base Compensation and Targeted Incentive Bonus shall be deemed to occur as of January 1 of each year.

(l)

“Targeted Incentive Bonus” shall mean one hundred (100) percent of the amount the Executive is eligible to receive under the Company’s annual incentive bonus plan.  For purposes of determining the Executive’s Targeted Incentive Bonus for every year up to and including the year in which such Executive terminates or retires, the Targeted Incentive Bonus established for the Executive as of January 1 of that year shall be used. For any and all subsequent Policy Years (if any) covered by this Agreement, the Executive’s Targeted Incentive Bonus established for the Executive as of January 1 in the year in which the Executive terminates or retires shall be used.

(m)

“Total Disability” shall mean the Executive is permanently physically or mentally unable to perform his customary and/or required duties under the terms of the Company’s group disability insurance plan.

1.2

Construction.  The masculine gender, where appearing in the Agreement, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary.  Headings and subheadings are for the purpose of reference only and are not to be considered in construction of this Agreement. If any provision of this Agreement is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

ARTICLE II
CESSATION OF PARTICIPATION IN EXECUTIVE DEATH BENEFIT PLAN

2.1	The Company and the Executive mutually agree that as of the Effective Date, the Executive’s participation in the Media General, Inc. Executive Death Benefit Plan, as amended, shall immediately cease.

ARTICLE III
BONUS COMPENSATION

3.1

Payment of Bonus Compensation.  In addition to any other compensation paid by the Company to the Executive for services rendered, the Company agrees to: (i) remit a Premium to the Insurer, on the Executive’s behalf, at the beginning of any Policy Year in which Premium is payable with respect to the Actual Policy, pursuant to the definition and assumptions described with respect to the Phantom Policy; and (ii) pay the Executive a cash bonus during any Policy Year in which Premium is remitted to the Insurer on the Executive’s behalf, to approximately offset the Executive’s state and federal income taxes associated with such Premium amount and the cash bonus itself (as more specifically described in Section 3.2).

3.2	Calculation and Payment of Cash Bonus. The cash bonus due to the Executive for any Policy Year in which Premium is paid, shall be computed in accordance with the following formula:

cash bonus = [Premium amount/(l-n)] less [Premium amount]

For purposes of this Subsection, ‘n’ shall mean the Executive’s marginal federal and state tax rate, expressed as a decimal, which shall be determined by the Company in its sole discretion. For administrative ease, the Company can use a standardized tax rate for any Executive participating in similar arrangements. Such cash bonus shall be payable to the Executive on or before December 31 of the Policy Year in which the Premium is remitted to the Insurer and taxable to the Executive. The Company’s obligation to pay the cash bonus shall be fixed and certain at the time the Premium is remitted to the Insurer and shall not be abrogated due to the Executive’s subsequent termination of employment.

ARTICLE IV
MISCELLANEOUS

4.1

Term of Agreement.  The term of this Agreement shall coincide with the initial Policy Year. Thereafter, the Agreement shall be renewed automatically from year to year on a Policy Year basis, for so long as the Executive either (i) continues to be employed by the Company as __________, or (ii) is reassigned by the Company to a comparable position with the Company that is at least as favorable to the Executive in terms of benefits, Base Compensation and title as the Executive was receiving and had attained immediately preceding the date on which the Executive was reassigned. If the Executive’s employment with the Company in the position or comparable position described above is terminated due to Total Disability, or for any reason on or after attainment of age fifty-five (55) and the completion of at least five (5) years of service with the Company, the term of the Agreement shall automatically extend up to and including the Policy Year in which the Executive attains age sixty-five (65). Notwithstanding the prior language of this Subsection, this Agreement shall automatically terminate, and the Company’s obligation to make further payments hereunder shall thereby cease, upon: (i) the Executive’s death, (ii) the date the Executive terminates employment if prior to attaining age 55, or termination of employment if after attaining age 55 but prior to completing five (5) years of service with the Company, (iii) the date the Executive executes a policy withdrawal, surrender, partial surrender or loan, (iv) the date the Executive is terminated for Cause, and/or (iv) the date the Executive violates the Non-Compete Requirement.

4.2

Administration. The Company shall be responsible for monitoring any changes in the Executive’s Base Compensation or Targeted Incentive Bonus and for coordinating any adjustment in the death benefit of the Actual Policy, with the Insurer, in order to provide the proper death benefit. In the event the Insurer requires medical information with respect to the Executive in order to increase the death benefit of the Actual Policy, the Company shall notify the Executive that such additional information is necessary.

4.3

Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Insert Name
Insert Address

If to the Company:

Media General, Inc.
333 E. Franklin Street, Richmond, VA 23219
ATTN: Corporate Human Resources Department

or to such other addresses as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY	EXECUTIVE
By:

Its: